Exhibit 10.16
English Language Summary

Offer Letter of Refineria del Norte S.A. to Dong Won Corporation-Golden Oil Corporation

This letter represents the final Offer of Refineria del Norte to Dong Won Corporation-Golden Oil Corporation with respect to the transaction of crude oil originating in the "El Vinalar" area in the Salta Province and the "Palmar Largo" area in the Formosa Province.

Section 1: Purpose

The present Offer establishes the operative conditions and price upon which Refinor S.A., a corporation organized under Argentine law, will purchase, and Dong Won Corporation - Golden Oil Corporation, a foreign corporation doing business in Argentina, will sell all of its production of crude oil produced in the "El Vinalar" and "Palmar Largo" areas.

Section 2: Term

The term of the Offer will be for 36 months, beginning January 1, 2005. The term may only be extended by written agreement of the Parties.

Section 3: Delivery

The petroleum produced at El Vinalar and Palmar Largo will be delivered by the seller to the buyer at the point of delivery, located in Descargadero Aguaray, by the buyer, in tanks of 1,000 cubic metres of capacity. This provision may only be modified by the express agreement of the Parties. The measurement shall conform in all material respects with Section 4.2 of this Offer.

Section 4: Conditions

All volumes referred to in this Offer shall be the condition dry-dry at 15 degrees Celsius. The transfer of responsibility, risk and title from seller to buyer shall occur when the petroleum has passed the fixed bridle of the connection of the discharge hose between the tanker and the receiving installation at the point of delivery.

All of the measurements and determinations with respect to the petroleum will be determined by the buyer's and seller's representatives applying the procedures and rules of the Technical Annex to this Offer. The quality and density of the petroleum will be determined according to the Technical Annex, subject to certain variances provided in the Offer.

Section 5: Price

The price of the petroleum described in the Technical Annex will be:

PPCEVPL (US$/bbl) = (WTI - D) x FA

Where:

PPCEVPL = price of the petroleum in US dollars per barrel.

WTI = Monthly average quotation of the daily average (high and low) of the petroleum quoted in Platt's Oilgram Price Report, under the heading "Spot Assessment," published during the month the petroleum is delivered.

D = A discount expressed in US Dollars, applicable to the value of the WTI.

FA = Adjustment Factor, applicable to the local oil industry for national petroleum transactions, related to the level of discretionary retention of crude oil exports and established by common agreement between the Parties.

Section 6: Invoice and Form of Payment

Seller shall invoice Buyer the PCEV and PCPL received and certified for Buyer during the calendar month plus any applicable IVA during the first five days of the month following delivery in US dollars valuing each delivery at the rate specified in Section 5.

The invoices shall be sent via certified mail by the Seller to the accounts receivable department of the Buyer at the domicile designated in Section 13. The date of receipt shall the date specified in the return receipt.

Buyer will settle all payments within 25 consecutive days of the first day of the month following delivery, so long as the deliveries were timely.

If Buyer presents the invoices after the five prescribed days, payment will be postponed the number of business days that the invoice was delayed.

The payment of the invoices shall be made in US dollars as specified below.

Form of payment.

a) So long as there are no restrictions on monetary transfers from Argentina abroad as of the invoice due date, Buyer will settle all invoices in US dollars by bank wire to the foreign bank of which Seller will give Buyer notice.

b) In the case where there are such restrictions on foreign transfers but a free market currency system still exists in Argentina, Buyer will settle the amount due in the invoice with the Argentine national currency or whatever legal currency Argentina is using at that time by wire transfer to the banking institution of which Seller will give Buyer notice. The total balance due will be calculated by multiplying the US dollar amount by the prevailing exchange rate as prescribed by the National Bank of Argentina on the day before the payment due date.

Should the above payment methods not be available, the Parties will convene and by mutual agreement will fix the most convenient payment method for both Parties.

The payment of IVA (aggregated value tax) and any other applicable tax included in the relevant invoice shall be paid in pesos at the exchange rated indicated on the invoice only when the value of the natural gas is paid in US dollars. If the price of the natural gas is not paid in US dollars but in some other national currency in effect on the invoice due date, Producers will give ECS a statement of (i) the currency exchange differential and (ii) all the applicable taxes on said difference, such as the IVA.

In the case that the invoice due date falls on a holiday, payment shall be made on the following business day.

Section 7: Payment Delay.

Failure to make a required payment will automatically trigger interest on the balance due at the LIBOR rate as set by The British Bankers Association and published by Reuters LIBOR or similar source, plus an additional 2 percentage points. This rate does not include any applicable taxes.

Section 8: Rescission

Either Party may rescind this Offer upon the voluntary or involuntary declaration of bankruptcy by either of the Parties, if the payment of funds is suspended under Argentine Law No. 24.522, as amended, or if either Party does not comply with its relevant obligations for a period of 15 days without cure.

Section 9: Assignment

Any of the Parties may assign the rights under this Offer with the written consent of the other Party, except in the case that the assignee is a subsidiary of either Party where no consent is required.

Section 10: Force Majeure

Obligations under this Offer will be suspended in the case of Force Majeure. Obligations shall be resumed within a reasonable time after the Force Majeure condition disappears. Due notice shall be given of a Force Majeure within 24 hours of the emergence of the condition and at its cessation. Force Majeure shall have the meaning it is given in Article 514 of the Civil Code.

The Parties expressly agree to consider as Force Majeure the following: operational problems by both Parties that halt partial or total operations at the Plants and Installations under normal conditions, caused by an unexpected imperfection or failure, causing sudden service interruption, as well as any strikes, tumult, etc. that render vehicular transport impossible and results in road closures.

If the Force Majeure condition persists more than 60 days, the other Party may rescind the Offer.

Section 11: Industrial Safety. Environment.

Both Parties respectively agree to abide by the laws and regulations of industrial safety and hygiene as well as environmental national, provincial, and municipal laws and regulations, both existing and future. The Parties also agree that where such laws do not exist they will exercise the technical best practices that apply for the secure handling of PCEV and PCPL.

Section 12: Jurisdiction

This Offer is subject to Argentine law. All disputes arising under the Offer shall be resolved under the arbitration rules of the International Chamber of Commerce with one or more arbitrators named in accordance with such rules. The place of arbitration shall be Buenos Aires, Argentina, and the proceedings will be held in Spanish.

Section 13: Domicile

For purposes of this Offer, Buyer’s domicile is Ruta Prov. 302 - Km 6.5 (4109) Banda del Rio Sali, Provinicia de Tucumán, and Seller’s is Av. Cordoba 1561 - Piso 3 (C1055AAF) Ciudad Autónoma de Buenos Aires.

This Offer shall be considered accepted at the start of delivery of crude petroleum from the area of “El Vinalar” in the Province of Salta and the area “Palmar Largo” in the Province of Formosa, in accordance with Section 4 of this Offer.

Without anything further, attentively,

[signature]      [signature]

Hugo Vismara, General Manager   Sergio Cavallin, Commercial Manager

Technical Annex: Sets out the technical requirements for the quality and delivery of the crude petroleum to be delivered including grade, pressure, temperature, transfer mechanisms, storage tanks, etc.